UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

HAWAIIAN HOLDINGS INC

(Name of Registrant as Specified In Its Charter)

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The following is an article discussing the pending acquisition (the “Transaction”) of Hawaiian Holdings, Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska”) posted to the Transaction website on December 26, 2023.

Alaska Air beat the odds and is now reaching across the Pacific

By Jon Talton, December 8, 2023

Seattle Times

To a casual observer, Alaska Air’s $1.9 billion agreement to acquire Hawaiian Airlines is more than audacious, it’s nearly unbelievable.

After all, didn’t such regional carriers fade away long ago?

Southern Airways: 1944 to 1979. Piedmont Airlines: 1948 to 1989. Bonanza Air Lines: 1945 to 1968. Ozark Airlines: 1950 to 1986. Texas International: 1944 to 1982. The original Frontier Airlines: 1950 to 1986. Pacific Southwest: 1949 to 1988.

Even larger companies had their tombstones carved by mergers or bankruptcy court. For example, Western Airlines — “the only way to fly” — operated from 1925 to 1987 but was gobbled up by Delta.

Alaska Air Group, with its unique history, imaginative and competent leadership, and committed employees, had already made this hometown headquartered carrier the fifth-largest airline in the nation.

Alaska traces its roots to 1932, one of the worst years of the Great Depression, when Linious “Mac” McGee (aided by partner Harvey Barnhill) began selling charter flights between Anchorage and Bristol Bay in a three-seat plane. McGee named it McGee Airways.

Over the next 12 years, the airline went through different permutations and names but in 1944 settled on Alaska Airlines.

The company never wanted for ambition. By the late 1940s, it was the largest operator of charter service in the world and participated in the Berlin Airlift. Regulators forced Alaska out of the charter business, but in 1951 the company received permission to begin flights from Anchorage and Fairbanks to Seattle and Portland.

Alaska Airlines entered the jet age in the 1960s, buying Boeing 727s in the middle of the decade. But by the 1970s, Alaska was on the brink of collapse. A new management team led by Ron Cosgrave took over and by 1973 turned a profit for the first time in years.

Deregulation, signed into law by President Jimmy Carter in 1978, reshuffled the industry. New airline companies were formed, and they could fly where they wished and set fares the same way, without Civil Aeronautics Board approval.

This also marked the beginning of the hub-and-spoke system, where airlines established hubs and dispatched flights along profitable “spoke” routes.

Alaska Airlines was a proponent of deregulation, unlike most of its competitors. Seattle is Alaska’s top hub and it moved its headquarters here.

In the 1980s, the airline expanded service to Southern California; Oakland, Calif.; San Jose, Calif.; Spokane; Boise, Idaho; Phoenix; and Tucson, Ariz. Service also resumed to Nome and Kotzebue, Alaska. It acquired Horizon Air, a small regional carrier, in 1985.

By the turn of the century, Alaska Air added yet more destinations: Boston; Chicago; Dallas; Denver; Miami; Newark, N.J.; Orlando, Fla.; and Washington, D.C., as well as to Hawaii and more places in Mexico.

But the terrorist attacks of 9/11 sent airlines into near collapse. Scores of companies sought protection in bankruptcy court. Alaska avoided that fate but its top brass engaged in severe cost-cutting and staff reductions. The airline was also struggling with the aftermath of the crash of Flight 261 in January 2000, costing 88 lives. Alaska made sweeping reforms of its maintenance and safety procedures.

Lately, Delta Air Lines has challenged Alaska for customers in Seattle. So Alaska can’t take anything for granted.

Seattle has ties to Alaska going back to 1897, when the city made itself the hub for fortune seekers setting off for the Klondike gold rush, at the same time making us the premier business city in the Northwest. (Longtime readers may recall that I recounted how one of my forebears lost the family Bible in the rush but never got rich).

Those ties continue beyond the airline. The Northwest Seaport Alliance (the merger of the seaports of Seattle and Tacoma) handles enormous cargo to and from Alaska.

As my colleague Dominic Gates reported, Hawaiian Airlines has yet to recover from the loss of passengers caused by the pandemic. The fire on Maui made the situation worse, and the company faced the need to repair the engines on its fleet of Airbus A321neo jets. Hawaiian lost $240 million this past year and could lose $300 million this year.

Conversely, Alaska Air Group is in a strong position. Shane Tackett, the company’s chief financial officer, told Wall Street analysts that Honolulu “has the potential over time to approach Seattle in terms of revenue.”

In addition, Alaska’s top executives said they’d seek to execute the merger by keeping the two airline brands separate, negotiating a single contract with unions and operating the combined airliner fleet as one.

If regulators approve the merger, it will give Alaska Air far greater reach — to Tokyo; Sydney; Seoul, South Korea; and Auckland, New Zealand.

Approval isn’t a given, although many analysts say it stands a good chance.

But over recent decades, major airlines such as TWA, Northwest, US Airways and Continental have been gobbled up in mergers and acquisitions. The result is four giants, American, Delta, Southwest and United, with commanding market share. Alaska is the fifth largest, which won’t change if the Hawaiian merger goes through.

The Biden administration has taken a hard stance on antitrust and might do so on Alaska’s deal.

If the merger is approved, Alaska will be a stronger competitor against the “big four.”

And a certain poetry will result: the 49th (Alaska) and 50th (Hawaii) states joined in a single airline.

But all this comes with a caveat. Years ago, when I led coverage of the banking mergers of the 1990s, Hugh McColl Jr. — who turned a North Carolina institution into a national juggernaut, eventually buying Bank of America, offered a piece of advice: “Growing is the hardest thing to pull off.”

***

This article was published by the Seattle Times on December 8, 2023. Neither Hawaiian Holdings nor Alaska has sought or obtained permission from the publisher or the author to reprint and distribute this article.

Additional Information and Where to Find It

Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’ solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha-20230405.htm#i2d8a68908cc64c37bbeca80e509abb72_31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr. Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TOREAD THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN

HOLDINGS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website (https://newsroom.hawaiianairlines.com/investor-relations), or by writing to Hawaiian Holdings, Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820.